UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 22, 2023

REVIVA PHARMACEUTICALS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-38634	85-4306526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19925 Stevens Creek Blvd., Suite 100, Cupertino, CA	95014
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 501-8881

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RVPH	Nasdaq Capital Market
Warrants to purchase one share of Common Stock	RVPHW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 7.01. Regulation FD Disclosure.

On June 22, 2023, Reviva Pharmaceuticals Holdings, Inc. (the “Company”) issued a press release providing an update on its Phase 3 RECOVER study. A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Current Report on Form 8-K under Item 7.01, including the information contained in Exhibit 99.1, is being furnished to the Securities and Exchange Commission, and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by a specific reference in such filing.

Item 8.01. Other Events.

Update on Phase 3 RECOVER Study Enrollment

On June 22, 2023, the Company issued a press release providing an update on its Phase 3 RECOVER study. The Company reported that over 80% of patients have been enrolled in the pivotal Phase 3 RECOVER study evaluating brilaroxazine for the treatment of schizophrenia. Enrollment is ongoing at multiple sites in the United States, Europe, and Asia. The Company also reported that topline data for the RECOVER study is expected in the third quarter of 2023.

RECOVER is a global Phase 3, randomized, double-blind, placebo-controlled, multicenter study designed to assess the safety and efficacy of brilaroxazine in approximately 400 patients with acute schizophrenia compared to placebo. Brilaroxazine will be administered at fixed doses of 15 mg or 50 mg once daily for 28 days. A 52-week open-label extension study with flexible doses of 15 mg, 30 mg, or 50 mg will further evaluate the long-term safety and tolerability of brilaroxazine in patients with stable schizophrenia. The Company continues to make progress and is on expected pace with patient enrollment and site initiation in geographically diverse centers across this global clinical study.

Update on Warrant Exercises

The Company reports receipt of gross proceeds of $5.7 million from exercises of two classes of its warrants during the second quarter of 2023 to date. The gross proceeds of approximately $5.7 million consist of: (i) approximately $4.74 million in gross proceeds received as a result of cash exercises of Common Stock Purchase Warrants (the “Common Warrants”) covering an aggregate of 1,976,285 shares of the Company’s common stock (“Common Stock”) at an exercise price of $2.40 per share; and (ii) approximately $0.915 million in gross proceeds received in connection with cash exercises of the Company’s Investor Warrants (“Investor Warrants”), pursuant to which 295,816 Investor Warrants covering 221,860 shares of Common Stock were exercised at an exercise price of $4.125 per share. The Common Warrants were issued by the Company as previously reported in September 2022 in a private placement concurrent with a registered direct offering of shares of Common Stock. The Investor Warrants were issued by the Company as previously reported in June 2021 in a public offering of units. After giving effect to the warrant exercises reported herein, as of June 14, 2023, there were 22,650,266 shares of Common Stock issued and outstanding.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following Exhibit 99.1 is furnished with this report:

Exhibit No.	Description
99.1	Press Release issued by Reviva Pharmaceuticals Holdings, Inc., dated June 22, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVIVA PHARMACEUTICALS HOLDINGS, INC.

Dated: June 23, 2023	By:	/s/ Narayan Prabhu
	Name: Title:	Narayan Prabhu Chief Financial Officer